Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces First Quarter Ended March 31, 2016
Earnings and Quarterly Dividend Payment

Morrisville, VT April 20, 2016 - Union Bankshares, Inc. (NASDAQ - UNB) today announced total assets increased $18.3 million, or 2.9% to reach $640.8 million as of March 31, 2016 from $622.5 million as of March 31, 2015. Total loans grew to $519.8 million as of March 31, 2016 from $501.7 million as of March 31, 2015. Sales of qualifying residential mortgages to the secondary market totaled $22.9 million for the first quarter of 2016 compared to sales of $27.6 million for for the same period in 2015. Total deposits reached $559.0 million compared to the prior year of $546.8 million, or growth of $12.2 million, or 2.2%. The Company had total capital of $54.7 million with a book value per share of $12.26 as of March 31, 2016 compared to $52.4 million and $11.75 per share at March 31, 2015.

Net interest income was $5.9 million for the quarter ended March 31, 2016 compared to $5.6 million for the same period in 2015, an increase of 6.9%. The interest rate environment continues to be challenging, however, superior customer service and price discipline continue to be primary contributing factors in the growth of net interest income. The positive trend in net interest income was supplemented by a reduction in the provision for loan losses of $25 thousand, or 25.0%, and a reduction in income taxes of $47 thousand, or 9.2%, for the quarters ended March 31, 2016 and 2015. These positive variances were more than offset by a decrease in noninterest income of $149 thousand, or 6.4%, and an increase in noninterest expenses of $431 thousand, or 8.0%. The change in noninterest expenses was primarily due to increases of $135 thousand, or 5.8%, in Salaries and wages, $209 thousand, or 28.5% in Pension and employee benefits, $102 thousand, or 25.1% in equipment expenses, and $49 thousand, or 3.2% in other expenses, offset by a reduction in equipment expenses of $64 thousand, or 16.8%. Net income for the quarter ended March 31, 2016 amounted to $1.8 million, or $.39 cents per share, compared to $1.9 million, or $.42 cents per share for the quarter ended March 31, 2015.

On April 20, 2016, the Board of Directors declared a $.01, or 3.7%, increase in the regular quarterly cash dividend from $0.27 to $0.28 per share, payable on May 10, 2016 to shareholders of record April 30, 2016.

Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail and municipal banking services and asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, two loan centers, and multiple ATMs throughout its geographical footprint.

Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors 1891 and will be celebrating its 125th anniversary on July 27, 2016. Union Bank has earned an outstanding reputation for residential lending programs and has recently been named, for the third consecutive year, the USDA RD Vermont lender of the year. Union is also an SBA Preferred lender and has an outstanding Community Reinvestment Act rating. Union is proud to be one of the few community banks serving Vermont and New Hampshire and we maintain a strong commitment to traditional values. Union is dedicated to providing genuine customer service and community support and donates to various local nonprofits annually. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and commercial. Member FDIC. Equal Housing Lender.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.